As filed with the Securities and Exchange Commission on August 29, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STERLING BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

2550 North Loop West, Suite 600 Houston, Texas	77092
(Address of Principal Executive Offices)	(Zip Code)

Sterling Bancshares, Inc.

Deferred Compensation Plan

(as Amended and Restated)

(Full title of the plan)

James W. Goolsby, Jr., Esq.

Executive Vice President and General Counsel

2550 North Loop West, Suite 600

Houston, Texas 77092

(713) 466-8300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

William C. McDonald

Andrews Kurth LLP

10001 Woodloch Forest Drive, Suite 200

The Woodlands, Texas 77380

(713) 220-4801

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations(1)	$6,000,000		N/A	$6,000,000	$184.20
Common Stock, par value $1.00 per share	100,000	(2)	$11.24(3)	$1,124,000(3)	$ 34.51
Total					$218.71

(1)	The Deferred Compensation Obligations being registered are unsecured obligations of Sterling Bancshares, Inc. to pay deferred compensation in the future in accordance with the terms and conditions of the Sterling Bancshares, Inc. Deferred Compensation Plan (as Amended and Restated), as may be further amended from time to time. The Deferred Compensation Obligations being registered represent the maximum amount of compensation deferrals which, it is anticipated, may be made by participants in the Deferred Compensation Plan during the approximate 36 month period following the initial offering date under this Registration Statement.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover such indeterminable number of additional shares as may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment.
(3)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended. Pursuant to Rule 457(h), this estimate is based upon the average of the high and low prices of the Registrant’s common stock, par value $1.00 per share, on August 27, 2007 (as reported on The Nasdaq Global Select Market).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information required in Part I of Form S-8 (plan information and registrant information) will be sent or given to participants in the Sterling Bancshares, Inc. Deferred Compensation Plan (“Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Sterling Bancshares, Inc. (“we”, the “Registrant” or the “Company”) shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy of any or all of the documents included in the file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

We incorporate by reference in this registration statement the following documents filed with the Commission:

(1)	Our Annual Report on Form 10-K (File No. 000-20750) for the fiscal year ended December 31, 2006, filed with the Commission on February 28, 2007; and

(2)	Our Quarterly Report on Form 10-Q (File No. 000-20750) for the quarter ended March 31, 2007, filed with the Commission on May 9, 2007; and

(3)	Our Quarterly Report on Form 10-Q (File No. 000-20750) for the quarter ended June 30, 2007, filed with the Commission on August 8, 2007; and

(4)	Our Current Reports on Form 8-K (File No. 000-20750) filed with the Commission (File No. 000-20750) on January 25, 2007, January 30, 2007, March 30, 2007, May 4, 2007, July 2, 2007, August 1, 2007, and August 14, 2007; and

(5)	The description of our common stock contained in our Registration Statement on Form 8-A (File No. 0-20750), filed with the Commission on October 19, 1992, including any amendments and reports filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document, which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

The deferred compensation obligations being registered under this Registration Statement (the “Deferred Compensation Obligations”) are issuable under the terms of the Sterling Bancshares, Inc. Deferred Compensation Plan (as Amended and Restated) (the “Plan”). The Deferred Compensation Obligations represent our general unsecured obligations to pay participants in the Plan certain compensation amounts in the future that have been credited to a participant’s account or deferred by a participant under the Plan.

The Plan is intended to be an unfunded, unsecured plan maintained primarily for the purpose of providing additional income deferral and investment opportunities to a select group of management and other highly compensated employees. The amount of compensation to be credited to the account of or deferred by each participant is determined in accordance with the terms of the Plan and will be based on elections by the participant. Employee participants may elect to defer up to 90% of base salary and up to 90% of incentive compensation. Director participants may elect to defer up to 100% of their director fees. The Plan provides that the Company will make matching contributions for amounts that would have been made on behalf of an employee participant to the Company’s tax-qualified 401(k) plan, but were otherwise limited by the 401(k) plan or the Internal Revenue Code. In addition, the Plan provides that the Company may make a discretionary contribution on behalf of an employee participant. A participant is 100% vested in all deferrals made by a participant. Unless otherwise provided in connection with any specific contribution made by the Company on behalf of an employee participant, the employee participant will be vested in each contribution to the same extent as such participant is vested in his non-elective contribution account under the Company’s 401(k) plan. In addition, the contributions made by the Company on behalf of an employee participant will become fully vested upon a change of control.

Amounts in a participant’s account under the Plan will be indexed to one or more hypothetical or “deemed” investments individually chosen by the participant from the hypothetical investment funds available under the Plan, including a fund comprised of the Company’s common stock (the “Company Stock Fund”). However, such investment alternatives are merely measurement funds and amounts deferred under the Plan are not required to actually be invested in the investment alternatives, although the Company may choose to do so. Accordingly, the participants may not have an actual investment in these investment alternatives which are used only for the purposes of crediting or debiting the accounts of each participant with deemed acquisitions, dispositions, earnings or losses as if the amounts in a participant’s account were actually invested in accordance with the participant’s investment elections. Employee participants may periodically reallocate their account balances among available investment funds. Directors fees may be payable in shares of the Company’s common stock and/or in cash. Under the Plan, a director may make separate elections with respect to annual fees and meeting fees as well as directors fees paid in cash and in stock. Deferrals of the cash portion of the directors fees credited to a director participant’s account under the Plan will be indexed to one or more hypothetical or “deemed” investments individually chosen by the director participant from the hypothetical investment funds available under the Plan, including the Company Stock Fund. Director participants may periodically reallocate the cash deferral account balances among available investment funds. Deferrals of the common stock portion of the directors fees credited to the director participant’s account under the Plan will only be indexed to the Company Stock Fund and may not be reallocated among other available investment funds. Each participant’s account will be adjusted to reflect the investment performance of the selected investment fund(s). There is no trading market for the Deferred Compensation Obligations.

The portion of a participant’s account balance under the Plan that is not credited to the Company Stock Fund is payable in cash following certain specified events permitted in accordance with Internal Revenue Code Section 409A. The portion of a participant’s account balance that is credited to the Company Stock Fund is payable only in shares of our common stock, with fractional shares paid in cash. Payments may be made in a lump sum or in annual installments over a period of up to 20 years, at the election of the participant. Payments are made at a participants’ death, retirement or termination of employment.

The Deferred Compensation Obligations are our unsecured and unsubordinated general obligations and rank pari passu with our other unsecured and unsubordinated indebtedness. A participant’s or beneficiary’s rights to the Deferred Compensation Obligations cannot be sold, transferred, assigned, pledged or otherwise alienated or encumbered except that a participant may make a written designation of a beneficiary to receive such deferred amounts upon his or her death pursuant to the terms of the Plan. Any attempt to sell, transfer, assign, pledge or encumber the Deferred Compensation Obligations will be void. The Deferred Compensation Obligations are not convertible into any other security except that account balances treated as invested in our Company Stock Fund are distributed in shares of our common stock.

In order to assist the Company in satisfying its future obligations to participants under the Plan, the Company has entered into a non-qualified trust agreement with Charles Schwab Trust Company and may periodically make contributions to the trust. Although the assets of the trust are intended to be used to pay the Deferred Compensation Obligations under the Plan, the assets remain subject to the claims of our general creditors in the event of our insolvency. Consequently, participants do not have any ownership interest in the assets of the trust and do not have any voting rights with respect to the securities associated with the measuring investment funds to which their accounts are attributed.

We have the ability to amend the Plan prospectively at any time. We also have the ability to terminate the Plan under certain circumstances, including a change of control.

This summary is a brief description of the Deferred Compensation Obligations. The official provisions of the Plan are contained in the attached Plan document, which is filed as Exhibit 4.6 to this Registration Statement and is controlling in the event of a discrepancy.

In addition to the Deferred Compensation Obligations which are being registered on this Registration Statement, this Registration Statement also registers the shares of our common stock distributable under the Plan in accordance with the Plan provisions. The description of our common stock has been incorporated by reference in Item 3 above.

Item 5. Interests of Named Experts and Counsel

The validity of our Deferred Compensation Obligations offered hereby will be passed upon for us by James W. Goolsby, Jr., Esquire, Executive Vice President and General Counsel of Sterling Bancshares, Inc. As of August 1, 2007, Mr. Goolsby beneficially owned approximately 22,441 shares of our common stock, including options exercisable within sixty days of the date of the Registration Statement.

Item 6. Indemnification of Directors and Officers

Our restated and amended articles of incorporation provide that our directors and officers may be indemnified against any costs and expenses, including counsel fees, actually and necessarily incurred (or reasonably expected to be incurred) in connection with the defense of any civil, criminal, administrative or other claim, action, suit or proceedings (whether by or in the right of the Company or otherwise) in which he may become involved or with which he may be threatened, by reason of his being or having been such a director or officer, and against any payments in settlement of any such claim, action, suit or proceeding or in satisfaction of any related judgment, fine or penalty, provided that our board of directors shall, in the exercise of its business judgment, determine that such indemnification is in our best interest.

Our restated by-laws provide for indemnification of directors and officers to the full extent permitted by law. In the case of a derivative or other action by or in the right of the Company where a director is found liable, indemnity is predicated on the determination that indemnification is nevertheless appropriate by majority vote of a committee of disinterested directors or by independent legal counsel.

Under the Texas Business Corporation Act (the “TBCA”), directors, officers, employees or agents are entitled to indemnification against expenses (including attorneys’ fees) whenever they successfully defend legal proceedings brought against them by reason of the fact that they hold such a position with the corporation. In addition, with respect to actions not brought by or in the right of the corporation, indemnification is permitted under the TBCA for expenses (including attorneys’ fees), judgments, fines, penalties and reasonable settlement, if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to criminal proceedings he or she had no reasonable cause to believe that his or her conduct was unlawful. With respect to actions brought by or in the right of the corporation, indemnification is permitted under the TBCA for expenses (including attorneys’ fees) and reasonable settlements, if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders; provided, indemnification is not permitted if the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person’s official capacity, or in which the person is found liable to the corporation.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Description
4.1	Restated and Amended Articles of Incorporation of Sterling Bancshares, Inc., as amended (filed as Exhibit 3.1 to the Company’s Registration Statement on Form S-3 (File Nos. 333-55724, 333-55724-01, and 333-55724-02) filed February 15, 2001, and incorporated herein by reference).

4.2	Articles of Amendment to the Restated and Amended Articles of Incorporation of Sterling Bancshares, Inc. (filed as Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q (File No. 000-20750) filed August 13, 2002, and incorporated herein by reference).

4.3	Articles of Amendment to the Restated and Amended Articles of Incorporation of Sterling Bancshares, Inc. (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 000-20750) filed August 14, 2007 and incorporated herein by reference).

4.4	Amended and Restated Bylaws (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 000-20750) filed October 26, 2004, and incorporated herein by reference).

4.5	Amendment to Bylaws of Sterling Bancshares, Inc. (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 000-20750) filed on November 17, 2005, and incorporated herein by reference).

4.6*	Sterling Bancshares, Inc. Deferred Compensation Plan (as Amended and Restated).

5.1*	Opinion of James W. Goolsby, Jr., Esquire, Executive Vice President and General Counsel of Sterling Bancshares, Inc. with respect to legality of the securities.

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of James W. Goolsby, Jr., Esquire, Executive Vice President and General Counsel of Sterling Bancshares, Inc. (included as part of Exhibit 5.1).

24.1*	Powers of Attorney (set forth on the signature page of this registration statement).

*	Filed herewith.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 29, 2007.

STERLING BANCSHARES, INC.

By:	/s/ James W. Goolsby, Jr.
James W. Goolsby, Jr.
Executive Vice President and General Counsel

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Downey Bridgwater, Zach L. Wasson and James W. Goolsby, Jr. his or her true and lawful attorney-in-fact and agent, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in any and all capacities, any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform in the name of on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying, approving and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ J. Downey Bridgwater J. Downey Bridgwater	Chairman, President and Chief Executive Officer (Principal Executive Officer)	August 29, 2007

/s/ Zach L. Wasson Zach L. Wasson	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 29, 2007

/s/ David L. Hatcher David L. Hatcher	Lead Director	August 29, 2007

/s/ Edward R. Bardgett Edward R. Bardgett	Director	August 29, 2007

/s/ George Beatty, Jr. George Beatty, Jr.	Director	August 29, 2007

/s/ Anat Bird Anat Bird	Director	August 29, 2007

/s/ Bruce J. Harper Bruce J. Harper	Director	August 29, 2007

/s/ Bernard A. Harris, Jr., MD Bernard A. Harris, Jr., MD	Director	August 29, 2007

/s/ Glenn H. Johnson Glenn H. Johnson	Director	August 29, 2007

Signature	Title	Date
/s/ R. Bruce LaBoon R. Bruce LaBoon	Director	August 29, 2007

/s/ G. Edward Powell G. Edward Powell	Director	August 29, 2007

/s/ Roland Rodriguez Roland Rodriguez	Director	August 29, 2007

/s/ Raimundo Riojas E. Raimundo Riojas E.	Director	August 29, 2007

/s/ Dan C. Tutcher Dan C. Tutcher	Director	August 29, 2007

/s/ Max W. Wells Max W. Wells	Director	August 29, 2007

EXHIBIT INDEX

Exhibit Number	Description
4.1	Restated and Amended Articles of Incorporation of Sterling Bancshares, Inc., as amended (filed as Exhibit 3.1 to the Company’s Registration Statement on Form S-3 (File Nos. 333-55724, 333-55724-01, and 333-55724-02) filed February 15, 2001, and incorporated herein by reference).

4.2	Articles of Amendment to the Restated and Amended Articles of Incorporation of Sterling Bancshares, Inc. (filed as Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q (File No. 000-20750) filed August 13, 2002, and incorporated herein by reference).

4.3	Articles of Amendment to the Restated and Amended Articles of Incorporation of Sterling Bancshares, Inc. (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 000-20750) filed August 14, 2007 and incorporated herein by reference).

4.4	Amended and Restated Bylaws (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 000-20750) filed October 26, 2004, and incorporated herein by reference).

4.5	Amendment to Bylaws of Sterling Bancshares, Inc. (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 000-20750) filed on November 17, 2005, and incorporated herein by reference).

4.6*	Sterling Bancshares, Inc. Deferred Compensation Plan (as Amended and Restated).

5.1*	Opinion of James W. Goolsby, Jr., Esquire, Executive Vice President and General Counsel of Sterling Bancshares, Inc. with respect to legality of the securities.

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of James W. Goolsby, Jr., Esquire, Executive Vice President and General Counsel of Sterling Bancshares, Inc. (included as part of Exhibit 5.1).

24.1*	Powers of Attorney (set forth on the signature page of this registration statement).

*	Filed herewith.